EXHIBIT 10.7   EMPLOYMENT AGREEMENT AS AMENDED BETWEEN MICHAEL W.
               ROGERS AND THE REGISTRANT


                               EMPLOYMENT CONTRACT
                                     Between
             ONTRACK Data International, Inc. and Michael W. Rogers

This AGREEMENT, made effective as of June 28, 2001, between ONTRACK Data International, Inc., a Minnesota corporation (the "Company"), a corporation having its principal office at 9023 Columbine Road, Eden Prairie, Minnesota 55347, and Michael W. Rogers ("Executive").

                                    RECITALS

         WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated August 6, 1996, which provided for the employment of the Executive as the Chairman of the Board and Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive now desire to memorialize certain understandings and agreements for the continued employment of Executive on the Company's own behalf and on behalf of its affiliated companies for the period provided in this Agreement, and Executive is willing to accept employment by the Company for such period, upon the terms and conditions hereinafter set forth; and

         WHEREAS, Executive ratifies and affirms his obligations under that certain Confidentiality Agreement and Covenant Not To Compete, dated August 27, 1996 (the "Confidentiality Agreement and Covenant Not to Compete"); and

         WHEREAS, the execution of this Agreement, and the terms of compensation contained herein have been duly recommended and approved by the Compensation Committee of the Board (the "Committee").

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Position and Responsibilities; Term of Agreement. Executive hereby voluntarily surrenders his position as Chief Executive Officer of the Company and shall, effective the date of this Agreement, serve as Chairman of the Board. This Agreement shall commence upon the effective date and shall continue through June 28, 2006 (the "Term"); provided, however, that all obligations and benefits of this Agreement, which by their nature extend beyond the Term of this Agreement, shall continue to bind the parties hereto.

2. Duties. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote his best efforts and substantially all his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies, as such business affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board; provided, however, that Executive may serve, or continue to serve, on the boards of the directors of and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with, or impair Executive's fiduciary obligations to, the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Executive's duties pursuant to this Agreement. The services which are to be rendered by Executive hereunder are to be rendered in the State of Minnesota, or in such other place or places in the United States or elsewhere as may be determined from time to time by the Board, but are to be rendered primarily at the headquarters of the Company in the City of Eden Prairie, State of Minnesota.

3. Compensation and Reimbursement of Expenses; Other Benefits.

         (a) Compensation. The Company shall compensate Executive during the term of this Agreement as follows:

                  (1) Base Salary. Executive shall be paid a base salary, adjusted as provided in Section 3(b), ("Base Salary") of not less than Two Hundred Twenty Thousand Dollars ($220,000) per year in installments consistent with the Company's usual payroll practices. The Company and the Executive further agree that so long as the Executive is receiving compensation as an employee of the Company the Executive shall not receive cash, stock options or other compensation for serving as a director of the Company, but shall be entitled to receive reimbursement or payment of his expenses for such service under the same conditions as set forth in section 3(c) below.

                  (2) Cash Incentive Compensation. Executive shall be paid cash incentive compensation as determined from time to time by the Board, in its discretion and in consultation with the Compensation Committee.

                  (3) Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to receive all other benefits of employment generally available to other members of the Company's executive management and those benefits for which key executives are or shall become eligible from time to time. Executive shall be entitled to five (5) weeks of paid vacation each year of his employment.

         (b) Base Salary Review. The Board, in its discretion and in consultation with the Compensation Committee of the Board, shall review Executive's Base Salary from time to time during the term of this Agreement.

         (c) Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement. All such reimbursement shall be supported by receipts and be otherwise in compliance with the Company's expense reimbursement procedures applicable from time to time to all employees. The Company further agrees to furnish Executive with such assistance and office accommodations as shall be suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

4. Obligations of Executive Regarding Confidentiality and Non-Competition During and After Employment; Non-Solicitation. Executive affirms his obligations to the Company under the Confidentiality Agreement and Covenant Not to Compete, a copy of which is attached hereto as Exhibit A and made a part hereof by reference. The Executive agrees that the provisions regarding confidentiality and non-competition contained in the Confidentiality Agreement and Covenant Not to Compete shall survive and continue in full force and effect, in accordance with and for the time periods specified in such provisions, after termination of the Executive's employment with the Company for any reason. Executive further agrees that during the term of this Agreement and for a period of one (1) year thereafter, he shall not, either directly or indirectly, alone or in concert with others, induce or attempt to induce any employee of the Company to terminate his or her employment relationship with the Company, or recruit or attempt to recruit such person(s) to accept employment or a contract with another business that would have the effect of terminating his or her employment relationship with the Company.

5. Termination By Company.

         (a) Termination For Cause. The Company may terminate the employment of Executive "for Cause" at any time upon written Notice of Termination to Executive specifying the cause of termination. If terminated pursuant to this
Section 5(a), then Executive shall not be entitled to any payments or extensions of benefits under this Agreement. For purposes of this Agreement, "for Cause" shall mean the discharge resulting from a determination by the Board that Executive (i) has been convicted of a crime involving moral turpitude, including fraud, theft or embezzlement, (ii) has habitually neglected his duties for reasons unrelated to a mental or physical disability, (iii) has failed or refused (in a material respect) to follow reasonable policies or directives established by the Board, which failure or refusal continues for twenty (20) days following written notice thereof to the Executive, or (iv) has continued to engage, after twenty (20) days written notice, in any act that constitutes a breach of his fiduciary duties to, or involves a conflict of interest with, the Company or involves a usurpation of a material opportunity of the Company. A termination by the Company under this Section 5(a) shall not prejudice any remedy to which the Company may be entitled either at law, in equity, or under this Agreement, nor shall it prejudice any of Executive's rights to any compensation or benefit which is payable notwithstanding a Termination for Cause. Stock options which by the terms of the applicable stock option grant are exercisable by Executive on or before the Date of Termination may be exercised for an additional thirty (30) days following the Date of Termination, or for the relevant period set forth in the individual option grant agreement, whichever is longer. Any options, which by the terms of the applicable stock option grant do not become exercisable until after the Date of Termination shall expire as of the Date of Termination.

         (b) Termination Without Cause. The Company may terminate the employment of Executive without Cause at any time upon written Notice of Termination given to Executive; provided, however, that the Company shall be obligated to pay Executive, as severance, two (2) years base salary at the level earned by Executive immediately prior to the date of the written Notice of Termination, payable in installments consistent with the Company's normal pay practices for salaried employees. In addition, Executive shall be entitled to the continuation of all of Executive's Company health insurance and other benefits in effect at the date of the Notice of Termination, at the sole cost and expense of the Company, which benefits shall continue during the time period of such installment payments set forth above. All stock options held by Executive on the Date of Termination shall immediately become fully exercisable and fully vested. Such options shall remain exercisable for the longer of, three (3) years or the remaining term under the individual option agreement.

         (c) Resignation with Advance Notice to and Consent of the Board. The parties agree that Executive is free to resign or terminate his employment with the Company (for any reason or no reason) at any time. If Executive terminates his employment hereunder while in good standing (which shall be defined hereunder as the absence of any condition which, if known to the Company at the time of Executive's resignation or Notice of Termination, would have permitted the Company to terminate Executive's employment For Cause under Section 5(a) above), and with advance notice to and the active participation and consent of the Board, then Executive shall be eligible for severance, in the discretion of the Board upon the recommendation of the Compensation Committee, of up to two
(2) years' base salary at the level earned by Executive immediately prior to the date of the written resignation or Notice of Termination, payable in installments consistent with the Company's normal pay practices for salaried employees. In addition, Executive shall be entitled to the continuation of all of Executive's Company health insurance and other benefits in effect at the date of the resignation or Notice of Termination, at the sole cost and expense of the Company, which benefits shall continue during the time period of such severance installment payments set forth above. Stock options which by the terms of the applicable stock option grant are exercisable by Executive on or before the date of resignation or Notice of Termination may be exercised for an additional thirty (30) days following the last date of such severance installment payments set forth above, or for the relevant period set forth in the individual option grant agreement, whichever is longer. The Compensation Committee and the Board shall exercise their discretion in awarding severance of up to two (2) full years base salary and benefits as set forth above by considering all relevant factors, including (without limitation) Executive's contributions to the Company both prior to and after his assumption of the sole position of Chairman, the advance notice given to the Board of his intention to resign the position of Chairman, and his commitment to assist the Board and the Company in identifying and procuring his replacement as Chairman.

6. Change in Control.

         (a) No compensation shall be payable under Sections 6-8 unless and until there shall have been a Change of Control of the Company while Executive is still an employee of the Company.

         (b) For the purposes of this Agreement, a Change of Control shall be deemed to have occurred if (i) there shall be consummated (aa) any reorganization, consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, in either case other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (bb) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Company's outstanding Common Stock, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

7. Compensation Following Change in Control. If a Change in Control occurs while Executive is still an employee of the Company, Executive shall be entitled to the compensation provided in Section 5(b) hereof upon the resultant termination of Executive's employment with the Company.

8. Acceleration of Options. All options granted to Executive may, in the sole discretion of the Executive, be accelerated and become immediately exercisable and fully-vested sufficiently prior to a Change in Control of the Company as to permit Executive to exercise all such options upon any such Change in Control of the Company; provided, however, that if Executive elects to remain with the Company, Executive's discretionary right to the acceleration and vesting provisions of this Section 9 shall also remain in effect until ninety (90) days after Executive's termination for any reason (except Termination for Cause as defined herein, in which case Executive's rights to options shall be exclusively determined under Section 5(a)).

9. No Obligation to Mitigate Damages; Pre-existing Agreements & Conditions.

         (a) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by payment to him of retirement benefits after the date of termination of his employment.

         (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Company 401(k) plan or other Company benefit applicable generally to employees or executives generally as a result of employment by the Company; provided, however, that Executive and Company specifically acknowledge that the execution of this Agreement shall replace in its entirety and constitute a conclusive waiver by Executive of any rights or benefits under certain resolution regarding severance set forth and adopted by the Board of Directors of the Company as reflected on page 6 of the Board Minutes of December 20, 1995.

10. Arbitration. With the exception of matters arising under Section 4 of this Agreement, any controversy, dispute or claim between Company and Executive or between any employee of Company and Executive, including, but not limited to claims of race, age, gender, religious or national origin discrimination under the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act, as amended; any other federal, state or local laws; and those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then current employment dispute resolution rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof. The location of the arbitration shall be in Hennepin County, Minnesota.

In the event of a breach by Employee of any of the covenants contained in
Section 4 of this Agreement, it is recognized that Company shall be entitled to institute or prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, the Confidentiality Agreement and Covenant Not to Compete, or any subsequent similar agreement, and to sue for specific performance, or injunction against performance of any acts or to seek any other available remedy.

11. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:                ONTRACK Data International, Inc.
                                  9023 Columbine Road
                                  Eden Prairie, MN 55347

If to Executive:                  Michael W. Rogers
                                  4026 Thrushwood Lane
                                  Minnetonka, MN 55345

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Any purported termination of Executive's employment by either party shall be communicated by notice of termination to the other party in accordance with this
Section 11, and shall state the specific termination provisions in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment ("Notice of Termination").

For all purposes, "date of termination" or "termination date" shall mean the date on which a Notice of Termination is given.

12. Non-Waiver; Complete Agreement; Governing Law. No provisions of this Agreement may be modified, waived or discharged except in writing signed by both parties. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. Except for the Confidentiality Agreement and Covenant Not to Compete, this Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter (including the Employment Agreement between the Company and Executive dated August 6, 1996), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of the Agreement which are not set forth herein. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

13. Legal Fees and Expenses. The Company shall pay all reasonable legal fees and expenses which Executive may incur as a result of the Company's contesting the validity, enforceability or Executive's good faith interpretation of, or good faith determination under, this Agreement; provided, however, that the Company shall not pay any legal fees and expenses incurred by Executive in contesting the termination of Executive's employment for Cause if, as a result of such contest, it is determined that Executive was in fact terminated for Cause.

14. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which, when delivered, together shall constitute one and the same instrument.

16. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

17. Assignment. This Agreement shall not be assignable in connection with a Change in Control or otherwise, in whole or in part, by either party without the written consent of the other party.

18. Survival. The terms of Sections 4, 10, 11 and 12 shall survive the expiration or termination of this Agreement (whether such expiration or termination occurs as a result of the expiration of the Term as provided herein, by mutual agreement, as a result of the Executive's resignation, termination by the Company with or without Cause, or any other reason), and continue in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement, effective as of the date first above written.

ONTRACK Data International, Inc.


By:
     -------------------------------         ---------------------------------
                                             Michael W. Rogers, Executive
Its:
     -------------------------------
Dated:                                       Dated:
       -----------------------------                --------------------------

                        ONTRACK DATA INTERNATIONAL, INC.
                               9023 Columbine Road
                             Eden Prairie, MN 55347



                                February 18, 2002
                                                                    CONFIDENTIAL
Mr. Michael W. Rogers
4026 Thrushwood Lane
Minnetonka, MN 55345

         Re: Amendment to Employment Contract dated June 28, 2001 (the "Employment Contract")

Dear Mike:

         This letter agreement will confirm our mutual agreement and understanding regarding the terms of your resignation as Chairman of the Board of Directors of ONTRACK Data International, Inc. (the "Company"). You and the Board have discussed the advisability of you resigning as Chairman and declining to stand for reelection to the Board in order to better facilitate transition of management of the Company. This letter confirms the terms of your departure.

         You will resign as an employee of the Company effective February 22, 2002. You also will resign as Chairman of the Board of Directors (a non-officer position you will hold following the date of this letter agreement) on the date of the next meeting of shareholders, currently expected in May, 2002 and you will decline to stand for reelection to the Board at such shareholders meeting. The Company will provide you the two-year compensation and health insurance and other benefits provided by Section 5(b) of the Employment Contract as though you were terminated without cause on this date rather than Section 5(c) or any other provision of the Employment Contract. You and the Company will mutually agree on the text of a press release announcing your resignation, to be issued as soon as practicable following both parties execution of this letter agreement. The compensation, health insurance and other benefits that will be provided by the Company to you, as referenced in Section 5(b) of the Employment Contract, includes, without limitation, the following:

         a. compensation of $220,000 per year for two years (reported on W-2 and payable in accordance with the Company's normal payroll policies);

         b.       health care family coverage as currently in effect;

         c.       disability insurance coverage as currently in effect;

         d.       life insurance coverage as currently in effect;

         e. accrued vacation benefit in the amount of $15,865, (150 hours at $105.77 per hour) payable 16 days from the date of this agreement;

         With respect to all options to purchase Company common stock currently held by you, all such options will immediately vest and become fully exercisable, and such options will remain exercisable for the longer of three years or the remaining term under the individual option agreements, as amended. A schedule of such options is attached hereto as Schedule A.

         The Company covenants and agrees that it will not discriminate against you relative to the other officers and directors of the Company when renewing, replacing or allowing to lapse the directors' and officers' liability insurance policies or errors and omissions insurance policies.

         This letter also confirms our mutual understanding regarding the purpose of the severance payments provided under the Employment Contract. The Employment Contract, among other things, reiterated the understanding previously set forth in a 1996 agreement and Board resolutions regarding your severance payments, if any, upon departure from the Company. The Employment Contract did not, however, describe the rationale for providing the severance payments. It was intended that 18 months of severance payments be allocated to separation benefits which commenced with execution of the Employment Contract and the concurrent surrender of your position as Chief Executive Officer. The remainder was intended to be allocated to your noncompete obligations. Today you have received approximately half (9 of the total 18 months) of the separation benefits (i.e., the 9 months from June 2001 through February 2002). Thus, of the 24 months payments you will receive beginning on the effective date of your departure as indicated above as contemplated under Section 5(b) of the Employment Contract, 9/24 should be allocated to separation benefits and 15/24 should be allocated to the noncompete agreement. With the payments allocated in this manner to the noncompete, you hereby reconfirm your obligations thereunder. The parties agree that the noncompete obligations shall terminate two years after the date of this agreement.

         In consideration for the severance benefits and payments provided by the Company as set forth above, and as consideration for the release given by the Company as set forth below, the receipt and sufficiency of which is hereby acknowledged, you hereby release the Company, its past and present subsidiaries, and its and their past and present officers, directors, agents, shareholders, employees, attorneys, insurers and indemnitors, acting in their capacity as such (collectively, the "Company Affiliates") from any and all claims and causes of action, known or unknown, which you may have against any and all of them arising from or relating to your employment relationship with, or position as an officer or member of the Board of Directors of the Company or any of its past or present subsidiaries. Through this release, you extinguish all causes of action against the Company and the Company Affiliates occurring up to the date on which you sign this agreement, including but not limited to any contract, compensation or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims arising from your employment relationship with or position of officer or director of the Company; all claims relating to your status as an employee, director and officer of the Company and its past and present subsidiaries, including but not limited to any claims arising under Minnesota Statutes, Chapter 302A and common law (other than claims for indemnification otherwise available to you by the Company or its insurance carriers which shall remain available) and all claims arising from any federal, state or municipal law or ordinance, including the Family and Medical Leave Act and the Fair Labor Standards Act and all Minnesota labor and employment law statutes. This release extinguishes any potential claims of employment discrimination arising from your employment with and resignation from the Company and any of its past and present subsidiaries, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and the Age Discrimination in Employment Act.

         Notwithstanding the foregoing, the Company shall indemnify you to the fullest extent authorized or permitted by law if you are made, or threatened to be made, a party to any threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, by reason of the fact that are or were a director, chairman, officer or employee of the Company, or by reason of the fact that while a director, chairman, officer or employee of the Company, you are or were serving in any official capacity at the request of the Company (including trustee of any employee benefit plan), against all judgments, penalties, fines and reasonable expenses, including reasonable attorney fees and disbursements, if you: (i) acted in good faith; (ii) in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful; and (iii) reasonably believed that the conduct was in the best interests of the Company; provided, however, that the Company shall not indemnify you in connection with (a) a proceeding by the Company in which you were adjudged liable to the Company, or (b) any proceeding charging improper personal benefit to you in violation of conflict of interest laws and in which you are adjudged liable on the basis that personal benefit was improperly received by you.

         In consideration for the release given by you, the Company, both for itself and for the Company Affiliates, as defined in this agreement, hereby releases and forever discharges you from any and all claims and causes of action, known or unknown, which any or all may have against you arising from or relating to your employment relationship with, or position as an officer or member of the Board of Directors of the Company or any of its past or present subsidiaries. Through this release, the Company, for itself and for the Company Affiliates, extinguishes all causes of action against you occurring up to the date on which you sign this agreement, including but not limited to any contract, compensation or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims arising from your employment relationship with or position of officer or director of the Company arising out of your status as an employee, director and officer of the Company and its past and present subsidiaries.

         Under the Age Discrimination in Employment Act, you have 21 days to review and consider this offer. If you sign this letter before 21 days have elapsed from the date on which you first receive it (the date of this letter), then you will be voluntarily waiving your right to the full 21-day review period. You also have the right to rescind this agreement within 15 calendar days of the date upon which you sign it. You understand that if you desire to rescind this agreement, you must put the rescission in writing and deliver it to ONTRACK Data International, Inc., attn: Ben F. Allen, 9023 Columbine Road, Eden Prairie, MN 55347, by hand or by mail within 15 calendar days of the date on which you sign this agreement. If you deliver the rescission by mail, it must be postmarked within 15 calendar days of the date on which you sign this agreement and sent by certified mail, return receipt requested.

         If you rescind this agreement, all of the Company's obligations to you under this letter Amendment will immediately cease, and the Company and you will remain bound by the terms of the Employment Contract.

         This agreement supercedes the option agreements between you and the Company to the extent of the subject matter covered herein. This agreement shall be binding and enforceable against all successors in interests of the parties hereto and may not be assigned without the prior written consent of each of the parties hereto.

         If the foregoing accurately reflects our understanding and amendment to the Employment Contract, please so indicate by signing below.

                                        Sincerely,


                                        Ben F. Allen, Chief Executive Officer

Agreed:

------------------------------------
Michael W. Rogers

                                                ONTRACK CONFIDENTIAL INFORMATION


Rogers, Michael W    320525016  00000383   9/3/1998 1996/NQ   25,000    $7.88   0    25,000
                                00000384   9/3/1998 1996/NQ   50,000    $7.88   0    50,000
                                00000385   9/3/1998 1996/NQ   25,000    $7.88   0    25,000
                                00000995  1/22/2001 1996/NQ   30,000    $7.75   0     7,500

                                                           ---------          -------------
                                   T O T A L S               130,000            0   107,500



--------

(1) Does not give effect to vesting provisions of letter agreement dated February 18, 2002.